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                                                                    EXHIBIT i(1)


May 1, 2003

Duetsche Asset Management VIT Funds
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Deutsche Asset Management VIT Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of its series Scudder Real Estate Securities Portfolio (the "Portfolio"), in connection with the Trust's Post-Effective Amendment No.20 to be filed on May 1, 2003 (the "Amendment") to its Registration Statement on Form N-1A (as so amended, the "Registration Statement").

We have examined copies of the Trust's Declaration of Trust, as amended to the date hereof (the "Declaration"), the Trust's Establishment and Designation of Series dated May 1, 2003 and executed by the Trustees of the Trust on such date (the "Designation of Series"), the Trust's By-Laws as amended to the date hereof (the "By-Laws"), the Registration Statement, and a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, By-Laws, and certain resolutions adopted by the Trustees of the Trust. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Portfolio, par value $.001 per share (the "Shares"), when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration, Designation of Series, By-Laws and the Registration Statement, and assuming at the time of sale such shares will be sold at a sales price in each case in excess of their par value, will be valid, legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than those of the United States of America and the State of New York, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. We note that we are not licensed to practice law in the Commonwealth of Massachusetts. Accordingly, in rendering the opinions set forth above we have relied with your consent on the opinion of Bingham McCutchen LLP, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law, which opinion is attached hereto.

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Deutsche Asset Management VIT Funds
May 1, 2003
Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the statement of additional information included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher
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Willkie Farr & Gallagher